CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 30, 2011 on the financial statements of Geier Strategic Total Return Fund, a series of the Valued Advisers Trust, as of October 31, 2011 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Geier Strategic Total Return Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 28, 2012